EXHIBIT 99.1

Chittenden Corporation 2 Burlington Square P.O. Box 820 Burlington, Vermont 05402-0820	Kirk W. Walters 802-658-4000	CHITTENDEN CORPORATION

For Immediate Release

September 19, 2002

#47/02

CHITTENDEN TO MAKE PRESENTATION AT THE RBC CAPITAL MARKETS FINANCIAL INSTITUTIONS CONFERENCE ON SEPTEMBER 20, 2002

Burlington, VT — Chittenden Corporation (NYSE:CHZ) announced today that Paul A. Perrault, Chairman, President and Chief Executive Officer, and Kirk W. Walters, Executive Vice President and Chief Financial Officer, will be speaking at the RBC Capital Markets financial institutions conference on Friday, September 20, 2002. The conference will be held at The Harbor View Hotel on Martha’s Vineyard. Chittenden is scheduled to make its presentation at 9:45 a.m.

RBC Capital Markets has established an audio web link to enable all interested parties to have access to the conference. The web link is: http://www.twst.com/econf/mm/dr8/chz.html.

The Company may answer one or more questions concerning business and financial developments and trends and other business and financial matters affecting the Company, some of the responses to which may contain information that has not previously been disclosed.

Chittenden is a bank holding company with total assets of $4.6 billion at June 30, 2002. Its subsidiary banks are Chittenden Bank, The Bank of Western Massachusetts, Flagship Bank and Trust Company, Maine Bank & Trust Company and Ocean National Bank. Chittenden Bank also operates under the name Mortgage Service Center, and it owns Chittenden Insurance Group, and Chittenden Securities, Inc. The Company offers a broad range of financial products and services, including deposit accounts and services; consumer, commercial, and public sector loans; insurance; brokerage; and investment and trust services to individuals, businesses, and the public sector. To find out more about Chittenden and its products, visit our web site at http://www.chittendencorp.com. Chittenden Corporation news releases, including earnings announcements, are available via fax by calling 800-758-5804. The six-digit code is 124292.